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                                   DFAN14A
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                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
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        240.14a-11(c) or 240.14a-12


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                                 Echlin Inc.
               (Name of Registrant as Specified In Its Charter)

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                               SPX Corporation
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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      1)    Title of each class of securities to which transaction applies:

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            pursuant to Exchange Act Rule 0-11:

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

                                                                        SPX LOGO

                          THE ECHLIN BOARD IS BLOCKING

                        A PREMIUM OFFER FOR YOUR SHARES

                                                                  March 11, 1998

DEAR ECHLIN INC. SHAREHOLDER:

     SPX Corporation has offered to acquire all outstanding shares of Echlin Inc. for $12.00 in cash and 0.4796 shares of SPX common stock for each Echlin share. OUR OFFER IS CURRENTLY VALUED AT $49.05 PER ECHLIN SHARE,(1) REPRESENTING A PREMIUM OF MORE THAN 26% OVER ECHLIN'S CLOSING PRICE ON FEBRUARY 13, 1998, the last trading day prior to the public announcement of our offer. A registration statement for our offer has been filed with the Securities and Exchange Commission, and we will mail our offering materials to all Echlin shareholders as soon as our registration statement has been declared effective.

     For the past year, we have sought to meet with your Company's Board of Directors to present the compelling reasons why we believe this transaction is in the best interests of shareholders of both companies. WE HAVE ALSO STATED THAT, WHILE WE BELIEVE WE HAVE MADE A FULL AND FAIR OFFER BASED ON PUBLICLY AVAILABLE INFORMATION, IF THE ECHLIN BOARD IS ABLE TO DEMONSTRATE MORE VALUE, WE ARE PREPARED TO RECOGNIZE IT IN THE CONTEXT OF A NEGOTIATED TRANSACTION. However, despite our repeated attempts, the Board has flatly refused to negotiate with us on your behalf.

     In addition, the Echlin Board appears to be pursuing extreme defensive tactics that violate the principles of good corporate governance and could destroy substantial value for Echlin shareholders. Echlin's immediate response to our offer, even before evaluating the offer on its merits, was to hire two lobbying firms and rush to the Connecticut legislature in an effort to pass new laws. THESE NEW LAWS WOULD GIVE THE CURRENT ECHLIN BOARD THE ABILITY TO IGNORE COMPLETELY THE WILL OF SHAREHOLDERS AND BLOCK ANY OFFER THE BOARD DID NOT SUPPORT.

     Under the proposed House Bill 5695, even if 100% of Echlin shareholders voted to remove directors, they could not be removed at a special meeting for a year. After a year, even if a new board were elected by 100% of the shareholders, the new Board could not approve a business combination -- even one all shareholders wanted. Only the old Board -- the directors unanimously voted out by the shareholders -- would be able to approve it for five years. No other state has ever enacted such draconian provisions into law.

     Many professional investors and fiduciaries have been extremely critical of the proposed new law, and believe, as we do, that the new law would destroy shareholder wealth. INDEED, SINCE THE DAY THE WALL STREET JOURNAL FIRST REPORTED THE ECHLIN-INSTIGATED ATTEMPT TO CHANGE CONNECTICUT LAW TO CURTAIL SHAREHOLDER VOTING RIGHTS, MORE THAN

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(1)Based on the $77.25 closing price of SPX common stock on March 10, 1998.

$200 MILLION OF MARKET VALUE HAS BEEN LOST FOR ECHLIN SHAREHOLDERS. As a concerned Echlin shareholder, SPX is fighting this bill and we do not expect it to be enacted into law.

     Even under current law, because of certain takeover defenses in Echlin's articles of incorporation and by-laws, including the Company's poison pill rights plan, our offer cannot proceed without the support of the Echlin Board. Therefore, as a result of the Board's intransigence, we have decided to take our offer directly to you, the true owners of Echlin, through the following course of action:

1. CALL A SPECIAL MEETING OF ECHLIN SHAREHOLDERS. SPX is seeking your demand, through the enclosed GOLD DEMAND CARD, to call a special meeting of Echlin shareholders so that we may present the benefits of the proposed combination to you directly. THIS FIRST STEP IS A NO-COMMITMENT DECISION FOR ECHLIN SHAREHOLDERS. SIGNING, DATING AND MAILING THE ENCLOSED GOLD DEMAND CARD WILL ONLY SERVE TO CALL THE SPECIAL MEETING AND WILL NOT, IN ANY WAY, CONSTITUTE A VOTE ON CHANGING THE BOARD OR OBLIGATE YOU TO ACCEPT OUR OFFER. However, it will send a strong message to the Board that you want them to sit down with us and attempt to negotiate a transaction on your behalf.

2. CHANGE THE ECHLIN BOARD OF DIRECTORS AT THE SPECIAL MEETING. If shareholders demand the Special Meeting and the Echlin Board still refuses to negotiate with us, we will seek to replace the Echlin Board with SPX's nominees who will, subject to their fiduciary and statutory duties as directors of a Connecticut corporation, allow Echlin shareholders to determine whether to accept our offer. At the Special Meeting, your vote will determine whether the combination of Echlin and SPX proceeds, or your Company returns to the status quo.

                         KEEP PRESSURE ON THE ECHLIN BOARD

                     TO MAXIMIZE THE VALUE OF YOUR INVESTMENT

     We believe the combination of Echlin and SPX will create a world-class company with the scale and capabilities to excel in the rapidly consolidating $350 billion vehicle service industry. Echlin's broad range of aftermarket and original equipment components fits well with SPX's warranty repair tool business, dealer equipment programs, diagnostic and emissions testing equipment, service and owner's manual development and vehicle component manufacturing. The combined components portfolio would be complementary, bringing together Echlin's market-leading position in brake and engine systems with SPX's strengths in transmission and steering components. In short, the combined company will be well positioned to integrate the vehicle service process, staying ahead of the trends transforming our industry and allowing us to better serve customers in the future.

     Don't take our word for it. Consider what industry analysts have been saying:(2)

- "We believe that the leadership experience and management techniques that SPX brings to the table can have a substantial positive impact on Echlin's performance." James M. Irwin, Goldman, Sachs & Co., February 17, 1998

---------------

(2)Permission to reprint these comments has not been requested or obtained.

- "SPX has proven it can successfully turn around businesses quickly." Joseph S. Phillippi, Lehman Brothers, February 18, 1998

- "Based on management's track record, we are confident that SPX can achieve the significant cost savings targets it has set and improve the combined company's returns." Eric S. Rasmussen, John A. Casesa, Schroders, February 18, 1998

- "There is considerable evidence that Echlin has been underperforming its peers in a number of important categories that SPX should be able to improve." Alexander P. Paris, Barrington Research Associates, February 24, 1998

- "We have long maintained that Echlin's proposed restructuring could take longer and cost more than [Echlin] management had indicated." John G. Inch, Stephen J. Girsky, Morgan Stanley, February 17, 1998

     However, despite the compelling benefits of an SPX/Echlin merger, INCLUDING THE PREMIUM WHICH COULD BE REALIZED IMMEDIATELY BY ECHLIN SHAREHOLDERS, the Echlin Board has consistently stated it has "no interest in pursuing discussions with SPX regarding a business combination." Instead, the Echlin Board has said "the Company's repositioning strategy is the right strategy for the future."

     Echlin has been pursuing its so-called "repositioning strategy" for almost a year now. After recording a $254 million repositioning charge in 1997 and stating in October 1997 that "over the past eight months we have been busy restructuring, reorganizing and revitalizing the company to make it a stronger, more effective operation," SHAREHOLDERS HAVE SEEN NO BENEFITS. Even after all of this, Echlin's first quarter fiscal 1998 results were actually lower than the same quarter the year before. As shareholders, you know all too well about the dismal performance of Echlin's stock price. From the change of leadership at Echlin almost a year ago to February 13, 1998 (the last trading day prior to public announcement of SPX's offer), ECHLIN'S TOTAL RETURN TO INVESTORS HAS BADLY LAGGED BOTH THE S&P 500 STOCK INDEX AND ECHLIN'S INDUSTRY PEER GROUP COMPOSITE INDEX (WHICH INCLUDES SPX) DURING ONE OF THE GREATEST BULL MARKETS IN HISTORY.

     SPX is a very different story. Since the SPX leadership team took over in January 1996, SPX'S STOCK PRICE HAS NEARLY QUINTUPLED, OPERATING MARGINS HAVE DOUBLED, SALES PER EMPLOYEE IS UP 50%, AND SPX HAS QUICKLY IMPLEMENTED EVA(R) (ECONOMIC VALUE ADDED) AS A DRIVER OF CULTURAL CHANGE. Nearly 80% of SPX employees are on an EVA-based compensation program, directly aligning their interests with shareholders. SPX also has demonstrated both a commitment to increasing shareholder value and confidence in its stock by repurchasing more than 17% of its outstanding shares in 1997 alone.

     WHICH LEADERSHIP TEAM HAS PROVIDED GREATER VALUE FOR ITS SHAREHOLDERS?

                            ------------------------

     As Echlin shareholders, we feel strongly about this combination. In fact, SPX has invested more than $43 million in Echlin shares -- giving us a larger ownership position in Echlin than Echlin's entire Board and management combined.

     We want to move quickly on this mutually beneficial transaction, but the Echlin Board continues to stonewall. YOU HAVE WAITED LONG ENOUGH TO REALIZE A RETURN ON YOUR INVESTMENT. We ask you to put the Echlin Board on notice. Let them know you will not tolerate a board of directors which, in the face of a premium offer for your shares, refuses to negotiate on your behalf but insists on pursuing a "business as usual" repositioning plan which has failed to produce any meaningful results. SIGN, DATE AND MAIL THE ENCLOSED GOLD DEMAND CARD AT YOUR EARLIEST CONVENIENCE. Remember -- returning the GOLD DEMAND CARD does not count as a vote at the special meeting or obligate you to accept our offer; it only serves to keep your options open to decide these important matters for yourself.

     We look forward to communicating with you in the coming weeks and, ultimately, to presenting you with the opportunity to consider our offer. We appreciate your interest and support.

                                          Sincerely,
                                          /s/ JOHN B. BLYSTONE

                                          JOHN B. BLYSTONE
                                          Chairman, President and
                                          Chief Executive Officer

If you have any questions or need assistance in executing a GOLD DEMAND CARD for your Echlin shares, please call D.F. King & Co., Inc., which is assisting SPX in this matter, at their toll-free number listed below.

                             D.F. KING & CO., INC.
                                 1-800-758-5378